EXHIBIT 10.14

FIRST AMENDMENT TO

EXECUTIVE SALARY CONTINUATION AND PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE SALARY CONTINUATION AND PARTICIPATION AGREEMENT (this “Amendment”) dated as of October 15, 2003 (the “Effective Date”), is entered into by and between Georgia Bank & Trust Company of Augusta, a Bank organized and existing under the laws of the State of Georgia (the “Bank”), and R. Daniel Blanton, an executive of the Bank (the “Executive”).

R E C I T A L S:

A. The Bank and the Executive are parties to that certain Executive Salary Continuation and Participation Agreement dated October 1, 2000 (the “Agreement”).

B. The Bank and the Executive wish to amend the Agreement to make the changes set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and in further consideration of the mutual agreements set forth herein, effective as of the Effective Date, the Bank and the Executive hereby agree as follows:

1. DEFINITIONS. Capitalized terms used in this Amendment and not otherwise defined herein have the meanings defined for them in the Agreement.

2. AMENDMENTS TO AGREEMENT AS OF EFFECTIVE DATE. Effective as of the Effective Date, the Agreement is amended as follows:

(A) Section 3.3 is amended by adding the words “or if the Executive should become disabled in accordance with Section 3.5” immediately following the word “retire” in the first line thereof.

(B) Section 3.4 is amended by adding the following sentence to the end thereof: “This death benefit shall be paid in lieu of any annual benefit that would otherwise be payable hereunder.”

(C) Section 3.5 is amended in its entirety to read as follows:

“3.5 Disability Prior to Retirement – In the event the Executive should become disabled while actively employed by the Bank, at any time after the date of this Agreement but prior to him attaining the age of sixty-five (65) years, the Executive will be considered to be fully vested in the annual benefit amount set forth in Schedule A corresponding with the year in which the Disability commenced, payable monthly for 240 months. If Executive should die prior to age 65 after the commencement of a Disability, the Bank will pay to the Executive’s designated Beneficiary the lump sum death benefit set forth on Schedule B corresponding with the year in which the Executive dies. Such lump sum death benefit shall be in lieu of the payout of Executive’s remaining annual benefit pursuant to this Section 3.5 and Section 3.3.”

(D) Section 4.1.4 shall be amended in its entirety to read as follows:

“4.1.4 Anything hereinabove to the contrary notwithstanding, if the Executive is not fully vested in the amount set forth in Schedule A, he or she shall become fully vested in the benefit payment previously described in Section 3.2 in the event of a transfer in the controlling ownership or sale of the Bank or its parent (a “change of control”). This benefit shall remain an obligation of the Bank and its successors regardless of a change of control or continued employment of the Executive after the change of control. From and after the occurrence of a change of control, the Bank shall pay all reasonable legal fees and expenses incurred by the Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at the Executive’s request, as such fees and expenses are incurred; provided, however, that the Executive shall be required to reimburse the Bank for any such fees and expenses if a court or any other adjudicator agreed to by the parties determines that the Executive’s claim is without substantial merit. The Executive shall not be required to pay any legal fees or expenses incurred by the Bank in connection with any claim or controversy arising out of or relating to this Agreement, or any breach thereof.”

(E) A new Section 4.3 shall be added that reads as follows:

“4.3 Anything in this Agreement to the contrary notwithstanding (but subject to the following proviso), if the Executive, directly or indirectly, at any time after the execution of this Agreement, owns, manages, operates, joins, controls or participates in or is employed by or gives consultation or advice to or extends credit to (other than through insured deposits) or otherwise is connected in any manner, directly or indirectly with, any bank, financial institution, firm, person, sole proprietorship, partnership, corporation, company or other entity (other than the Bank or entities controlled or under common control with the Bank) that provides financial services, including, without limitation, retail or commercial lending services, and has an office within 50 miles of any banking location of the Bank or any of its affiliates, then the Bank shall have the option, in its sole and absolute discretion, to terminate the Executive’s right to receive any benefits under this Agreement (and, to the extent Executive may already have begun receiving benefits hereunder, terminate Executive’s right to receive any further benefits hereunder); provided, however, that (i) this Section 4.3 shall be of no further force and effect after a change of control occurs, (ii) this Section 4.3 shall not apply if Executive’s employment with Bank is terminated by the Bank other than for reasonable cause prior to age 65 of the Executive and (iii) nothing in this Section 4.3 shall prohibit the Executive from owning less than one percent (1%) of the outstanding shares of any company whose common stock is publicly traded.”

(E) Schedule A is amended in its entirety to read a set forth on Exhibit 1 to this Amendment.

3. AGREEMENT TO REMAIN IN EFFECT. Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

4. GOVERNING LAW, SUCCESSORS AND ASSIGNS, ETC. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5. SEVERABILITY. If any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank and the Executive have caused this Amendment to be duly executed and delivered, effective as of the date first set forth above.

GEORGIA BANK & TRUST COMPANY

By:	/s/ E. G. Meybohm
Its:	Chairman of the Board

/s/ R. Daniel Blanton
R. Daniel Blanton

Exhibit 1

SCHEDULE A

Plan Year	Vested Annual Benefit, Payable Monthly for 240 Months
1	$12,000
2	$24,000
3	$36,000
4	$48,000
5	$60,000
6	$72,000
7	$84,000
8	$96,000
9	$108,000
10	$120,000

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